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Exhibit 4.1—Third Amendment to Credit Agreement
THIRD AMENDMENT TO CREDIT AGREEMENT

    THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of September 30, 1998, (the "Amendment"), is among Alternative Resources Corporation, a Delaware corporation, the undersigned Lenders and American National Bank and Trust Company of Chicago, as Agent. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

    WHEREAS, the Borrower, the Agent and the Lenders entered into that certain Credit Agreement dated as of November 7, 1997 as amended pursuant to that certain First Amendment to Credit Agreement dated as of December 1, 1997 and as further amended pursuant to that certain Second Amendment to Credit Agreement dated as of January 30, 1998 (as so amended and as the same may hereafter be amended, modified, restated or otherwise supplemented from time to time, the "Credit Agreement");

    WHEREAS, the Borrower and the Lenders wish to make certain amendments to the Credit Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned agrees as follows:

1.  Amendments to Credit Agreement.

    (a) Section 6.24.3 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

        "6.24.3.  Minimum Net Worth.  The Borrower will at all times maintain Consolidated Net Worth of not less than the sum of (i) $45,000,000 plus (ii) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending December 31, 1998 (without deduction for losses)."

    (b) Section 6.16 of the Credit Agreement shall be amended in its entirety and as so amended to read as follows:

        "6.16  Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $12,000,000 during the fiscal year 1998 and $7,500,000 during any one fiscal year thereafter for Capital Expenditures on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries."

    (c) Part I, Line 2 of Schedule I to Exhibit B of the Credit Agreement shall be amended by deleting the phrase "($55,000,000 increasing by 50% of positive Consolidated Net Income after 10/1/97)" and by substituting therefor the phrase "($45,000,000 increasing by 50% of positive Consolidated Net Income from and after 10/1/98)".

    (d) Schedule II to Exhibit B of the Credit Agreement shall be amended in its entirety to read as set forth on Schedule II to this Third Amendment.

    (e) The Pricing Schedule to the Credit Agreement shall be amended in its entirety to read as set forth on the Pricing Schedule attached to this Third Amendment.

2.  Representations.

    In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, the representations and warranties set forth in Article 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.4 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and the Borrower is in compliance with all of the terms and conditions of the Credit Agreement after giving effect to the amendments contemplated hereby and no Unmatured Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

3.  Miscellaneous.

    (a) This Amendment shall become effective upon the execution and delivery hereof to the Agent by the Borrower and the Required Lenders and upon the payment to the Agent for the pro rata account of the Lenders of the sum of $63,750 as and for a nonrefundable amendment fee.

    (b) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, any other Loan Document or any communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

    (c) The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Agent.

    (d) This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

    IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

ALTERNATIVE RESOURCES CORPORATION
By:

Name:

Its:

AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, as Agent and individually as a Lender
By:

Name:

Its:

MELLON BANK, N.A.
By:

Name:

Its:

HARRIS TRUST AND SAVINGS BANK
By:

Name:

Its:

FLEET NATIONAL BANK
By:

Name:

Its:

NATIONAL CITY BANK
By:

Name:

Its:

Schedule II to Compliance Certificate
Borrower's Applicable Margin Calculation
(000's)

A.	Pricing Ratio (for Quarters ended 6/30/98, 9/30/98)
1.	Consolidated Funded Indebtedness (Line H1, Schedule I)					$
Calculation of Consolidated EBITDA

(Based on Consolidated Year-to-date results)
2.	Net Profit before Income Taxes	$
3.	Interest Expense	$
4.	Depreciation and Amortization	$
5.	Extraordinary Losses	$
6.	Total of lines 2-5	$
7.	Extraordinary Gains	$
8.	Consolidated EBITDA (Total of Line 6 less Line 7)	$
Adjusted EBITDA
9.	For period ending 6/30/98, divide Line 8 by .50			$
10.	For period ending 9/30/98, divide Line 8 by .75			$
11.	Divide Line 1 by Line 9 (6/30/98) or Line 10 (9/30/98)			$
12.	Pricing Schedule Status Level				Level
	Applicable Margin		%
	Applicable Fee Rate		%
B.	Pricing Ratio (Quarters Ending After 9/30/98)
1.	Leverage Ratio (Line H6, Schedule 1)					$
2.	Pricing Schedule Status Level				Level
	Applicable Margin		%
	Applicable Fee Rate		%

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Rate	.625%	.750%	1.00%	1.375%
Floating Rate	0%	0%	0%	0%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Floating Rate	.20%	.25%	.30%	.35%

    For the purpose of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

    "Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

    "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Pricing Ratio is less than 1.5 to 1.00.

    "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Pricing Ratio is less than or equal to 2.25 to 1.00.

    "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Pricing Ratio is less than or equal to 2.50 to 1.00.

    "Level IV Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

    "Pricing Ratio": means, as of the last day of each fiscal quarter the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the four fiscal quarters ending such date, provided, however, that (a) for the fiscal quarter of the Borrower ending June 30, 1998, Consolidated EBITDA shall mean the Consolidated EBITDA for the two fiscal quarters then ending divided by .50 and (b) for the fiscal quarter of the Borrower ending September 30, 1998, Consolidated EBITDA shall mean the Consolidated EBITDA for the three fiscal quarters then ending divided by .75.

    "Status" means Level I Status, Level II Status, Level III Status or Level IV Status.

    The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered. The foregoing to the contrary notwithstanding, the Applicable Margin for the period from the date hereof through redetermination thereof based upon the Borrower's Financials as of June 30, 1998 shall be .875% and the Applicable Fee Rate for such period shall be .25%.

QuickLinks

Exhibit 4.1—Third Amendment to Credit Agreement THIRD AMENDMENT TO CREDIT AGREEMENT
Schedule II to Compliance Certificate Borrower's Applicable Margin Calculation (000's)
PRICING SCHEDULE